Distribution Agreement

THIS AGREEMENT made as of December 10, 2007)] between **UltraSafe Water Source**] (the "Seller") of Vancouver, BC. and **Purio Environmental Water Source Inc.** (the "Distributor") of Nevada, USA].

WHEREAS:

(A) The Seller is engaged in the business of manufacturing and selling various products;

(B) The Distributor is engaged in the business of buying and reselling certain products to its customers; and

(C) The Distributor wishes to distribute certain products manufactured and sold by the Seller as set forth in Schedule "A" hereto (the "Products") and the Seller wishes to appoint the Distributor as a distributor of the Products;

NOW THEREFORE in consideration of the recitals, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Distributor agrees to use its best efforts to promote the sale of the Products.

2. The Distributor agrees to buy the Products from the Seller at the Seller's regular published list prices, plus applicable taxes. The Seller shall have the right to change its published list prices for the Products at any time or times upon notice to the Distributor.

3. The Distributor undertakes with the Seller that it will maintain on its premises an adequate stock of the Products, both for display to the public and for meeting orders, sufficient to satisfy the projected sales volume for a period of six months. The Seller undertakes that it will use reasonable commercial efforts to fill all orders requested by the Distributor within a reasonable time after the receipt of each order.

4. All sales by the Seller to the Distributor shall be on the terms and conditions contained in the Seller's standard invoice, which may be amended from time to time by the Seller.

5. Neither the Distributor nor any of its employees or Distributors shall be deemed employees, agents or distributors of the Seller.

6. The Distributor shall not assign this Agreement without the prior written consent of the Seller.

7. This Agreement is the entire agreement and understanding between the Distributor and the Seller and no amendment or changes in it shall be binding unless made in writing and signed by the authorized representatives of the parties.

8. This Agreement shall commence on the date first written above and shall remain in full force and effect until terminated by either party hereby upon not less than sixty (60) days prior written notice to the other party; provided however, that if the Distributor fails to fulfil any of the terms or conditions of this Agreement or becomes insolvent or bankrupt, the Seller may terminate this Agreement immediately by notice in writing.

9. This Agreement supersedes any agreements previously entered into between the parties relating to the sale and distribution of the Products.

10. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ULTRASAFE WATER SOURCE

PURIO ENVIRONMENTAL WATER SOURCE INC.

Schedule "A"
List of Products

1. Under-the-counter Reverse Osmosis water purifiers.

2. Shower de-chlorination filters

3. Water softeners

4. Carbon filters

5. Pressure booster pumps

6. Iron filters

7. pH adjusting equipment

8. descaling equipment

9. Ultra-violet sterilization units

10. Ozonation equipment

11. Commercial dispensing equipment

12. Water test equipment or kits

12. Any and all other accessory equipment required to make functional the above.